EXECUTION COPY

AMENDMENT TO SUBCONTRACT FOR ADMINISTRATION AND FUND

ACCOUNTING SERVICES

     This Amendment to the Subcontract for Administration and Fund Accounting Services is made as of December 29, 2017 (the “Amendment”) by and between State Street Bank and Trust Company, a Massachusetts FT Services company (“State Street”) and Franklin Templeton Services, LLC (“FT Services”). Capitalized terms used in this Amendment without definition shall have the respective meanings ascribed to such terms in the Agreement (as defined below).

     WHEREAS, State Street and FT Services entered into a Subcontract for Administration and Fund Accounting Services dated as of April 18, 2016 (as amended, supplemented, restated or otherwise modified from time to time, the “Agreement”); and

WHEREAS, the parties hereto wish to amend the Agreement as set forth below.

     NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree to amend the Agreement, pursuant to the terms thereof, as follows:

1. The Agreement is hereby amended as follows:

A. The second paragraph of Section 6 is hereby amended and restated as follows:

“FT Services acknowledges and agrees that FT Services and/or the Trust, as the case may be, will bear all expenses that are incurred in operation of the Trust and not specifically assumed by State Street. For the avoidance of doubt, Trust expenses not assumed by State Street include, but are not limited to: organizational expenses; cost of services of independent accountants and outside legal and tax counsel (including such counsel’s review of the Registration Statement, Form N-CSR, Form N-PORT, Form N-PX, Form N-MFP, Form N-CEN, proxy materials, federal and state tax qualification as a regulated investment company and other notices, registrations, reports, filings and materials prepared by State Street under this Agreement); cost of any services contracted for by FT Services directly from parties other than State Street; cost of trading operations and brokerage fees, commissions and transfer taxes in connection with the purchase and sale of securities for the Trust; investment advisory fees; taxes, insurance premiums and other fees and expenses applicable to its operation; costs incidental to any meetings of shareholders including, but not limited to, legal and accounting fees, proxy filing fees and the costs of preparation (e.g., typesetting, XBRL-tagging, page changes and all other print vendor and EDGAR charges, collectively referred to herein as “Preparation”), printing, distribution and mailing of any proxy materials; costs incidental to Board meetings, including fees and expenses of Board members; the salary and expenses of any officer, director\trustee or employee of FT Services; costs of Preparation, printing, distribution and mailing, as applicable, of the Trust’s Registration Statements and any amendments and supplements thereto and shareholder reports; cost of Preparation and filing of the Trust’s tax returns, Form N-1A, Form N-CSR, Form N-PORT, Form N-PX, Form N-MFP and Form N-CEN, and all

notices, registrations and amendments associated with applicable federal and state tax and securities laws; all applicable registration fees and filing fees required under federal and state securities laws; the cost of the Trust’s fidelity bond and D&O/E&O liability insurance; and the cost of independent pricing services used in computing the Fund(s)’ net asset value.”

B. Schedule B of the Agreement is hereby deleted in its entirety and replaced with the Schedule B attached hereto in Exhibit 1.

C. Effective as of the first day of the first month in which Form N-PORT obligations become effective, Schedule B1 of the Agreement is hereby deleted in its entirety and replaced with the Schedule B1 attached hereto in Exhibit 1.

D. A new Schedule B6 and Annex 1 thereto are hereby added to the Agreement as set forth on Exhibit 1.

2. Notwithstanding the first two sentences of Section 13 of the Agreement entitled “Effective Period and Termination”, FT Services, on behalf of the Trust, agrees to be bound to receive from State Street the Form N-PORT and Form N-CEN Support Services and the other services as described in Schedule B6 attached hereto for at least eighteen (18) months, with such eighteen-month period starting on the first day of the first month in which Form N-PORT obligations become effective. The parties further agree that the foregoing commitment will be deemed the “term” for the Form N-PORT and Form N-CEN Support Services and that following the expiration of such term, the Initial Term and Renewal Term provisions of the first two sentences of Section 13 will apply to the Form N-PORT and Form N-CEN services in the same way as such provisions apply to all other services under the Agreement.

3. Except as specifically amended hereby, all other terms and conditions of the Agreement shall remain in full force and effect. This Amendment, including Exhibit 1, is incorporated in its entirety into the Agreement, and this Amendment and said Agreement shall be read and interpreted together as the Agreement.

4. This Amendment shall be construed and the provisions thereof interpreted under and in accordance with the laws of The Commonwealth of Massachusetts, without regard to its conflicts of laws provisions.

5. This Amendment may be executed in separate counterparts, each of which shall be deemed to be an original, and all such counterparts taken together shall constitute one and the same instrument. Counterparts may be executed in either original or electronically transmitted form (e.g., faxes or emailed portable document format (PDF) form), and the parties hereby adopt as original any signatures received via electronically transmitted form.

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EXHIBIT 1

ADMINISTRATION AGREEMENT

SCHEDULE B

LIST OF SERVICES

I.	Fund Administration Treasury Services as described in Schedule B1 attached hereto;
II.	Fund Administration Tax Services as described in Schedule B2 attached hereto;
III.	Fund Accounting Services as described in Schedule B3 attached hereto;
IV.	[Reserved]; and
V.	[Reserved]; and
VI.	Fund Administration Form N-PORT and Form N-CEN Support Services as described in Schedule B6 attached hereto.

Information Classification: Limited Access

Schedule B1

Fund Administration Treasury Services

a. Prepare for the review by FT Services and the Trust’s Treasurer and legal counsel financial information regarding the Fund(s) that will be included in the Trust’s semi-annual and annual shareholder reports, and other quarterly reports (as mutually agreed upon), including tax footnote disclosures where applicable;

b. Coordinate the audit of the Trust’s financial statements by the Trust’s independent accountants, including the preparation of supporting audit workpapers and other schedules;

c. Prepare for the review by FT Services and the Trust’s Treasurer and Legal counsel the Trust’s financial information required by Form N-1A, proxy statements and such other reports, forms or filings as may be mutually agreed upon;

d. Prepare for the review by FT Services and the Trust’s Treasurer and legal counsel annual, semi-annual, quarterly or monthly fund expense budgets (as requested), perform accrual analyses and roll-forward calculations and recommend changes to fund expense accruals on a periodic basis, arrange for payment of FT Services’ expenses, review calculations of fees paid to FT Services’ investment adviser, custodian, fund accountant, distributor and transfer agent, and obtain authorization of accrual changes and expense payments;

e. Provide periodic testing of the Fund(s) with respect to compliance with the Internal Revenue Code’s mandatory qualification requirements, the requirements of the 1940 Act and limitations for the Fund(s) contained in the Registration Statement for the Fund(s) as may be mutually agreed upon, including quarterly compliance reporting to FT Services and the designated officer(s) of the Trust as well as preparation of Board compliance materials;

f. Prepare and furnish total return performance information for the Fund(s), including such information on an after-tax basis, calculated in accordance with applicable U.S. securities laws and regulations, as may be reasonably requested by Trust management;

g. Prepare and disseminate vendor survey information;

h. Prepare and coordinate the filing of Rule 24f-2 notices, including coordination of payment;

i. Provide sub-certificates in connection with the certification requirements of the Sarbanes-Oxley Act of 2002 with respect to the services provided by State Street; and

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j.	Maintain certain books and records of FT Services as required under Rule 31a-1(b) of the 1940 Act, as may be mutually agreed upon.
k.	Perform for each Fund the compliance tests as mutually agreed, which tests shall be specific to each Fund. The compliance summary reports listing the results of such tests are subject to review and approval by FT Services or the Trust. Such reports shall be provided to FT Services and the Trust at such times as FT Services and State Street may agree, but in no event later than 2:00 p.m. New York time on each business day; and
l.	Assist with and/or coordinate such other filings, notices and regulatory matters on such terms and conditions as the parties hereto may mutually agree upon in writing from time to time.

Information Classification: Limited Access

Schedule B6

     Fund Administration Form N-PORT (the “Form N-PORT Services”) and Form N-CEN (the “Form N-CEN Services”) Support Services (collectively, the “Form N-PORT and Form N-CEN Support Services”) and Quarterly Portfolio of Investments Services (collectively, with the Form N-PORT and Form N-CEN Support Services, and for purposes of this Schedule B6, the “Services”)

(a)	Standard N-PORT and N-CEN Reporting Solution (Data and Filing):
Subject to the receipt of all required data, documentation, assumptions, information and assistance from FT Services (including from any third parties with whom FT Services will need to coordinate in order to produce such data, documentation, and information), State Street will use required data, documentation, assumptions, information and assistance from FT Services, State Street’s internal systems and, in the case of Funds not administered by State Street or its affiliates, third party trust or fund administrators or other data providers, including but not limited to Third Party Data (as defined below) (collectively, the “Required Data”) to perform necessary data aggregations (including any applicable aggregation of risk metrics) and calculations and prepare, as applicable: (i) data sets and reports, as applicable, required to fulfill the Trust’s Form N-PORT and Form N-CEN recordkeeping requirements, (ii) a monthly draft Form N-PORT standard template for review and approval by FT Services and (iii) annual updates of Form N-CEN for review and approval by FT Services.
FT Services, for itself and on behalf of the Trust, acknowledges and agrees that it will be responsible for reviewing and approving each such draft N-PORT template and N-CEN update.
Following review and final approval by FT Services of each such draft Form N-PORT template and N-CEN update, and at the direction of and on behalf of the Trust, State Street will (i) produce an .XML formatted file of the completed Form N-PORT and Form N-CEN and (ii) electronically submit such filing to the SEC.

     The Form N-PORT Services will be provided to each Fund of the Trust as set forth in the attached Annex 1, which shall be executed by State Street and FT Services. The Form N-CEN Services will be provided to the Trust as set forth in the attached Annex 1. Annex 1 may be updated from time to time upon the written request of FT Services and by virtue of an updated Annex 1 that is signed by both parties.

(b)	Quarterly Portfolio of Investments Services:
Subject to the receipt of all Required Data, and as a component of the Form N- PORT and Form N-CEN Support Services, State Street will use such Required Data from FT Services, State Street’s internal systems and other data providers to prepare a draft portfolio of investments (the “Portfolio of Investments”), compliant with GAAP, as of the Trust’s first and third fiscal quarter-ends.
  Following review and final approval by FT Services of each such draft Portfolio of Investments, and at the direction of and on behalf of the Trust, State Street will attach each Portfolio of Investments to the first and third fiscal quarter-end N- PORT filing that is submitted electronically to the SEC.

(c) Liquidity Risk Measurement Services: [Not Applicable.]

FT Services and Trust Duties, Representations and Covenants in Connection with (i) Form N-PORT and Form N-CEN Support Services and (ii) Quarterly Portfolio of Investments Services.

The provision of the Services to FT Services and the Trust by State Street is subject to the following terms and conditions:

1. The parties acknowledge and agree on the following matters:

The Services depend, directly or indirectly, on: (i) Required Data and (ii) information concerning the Trust or its affiliates or any Fund, pooled vehicle, security or other investment or portfolio regarding which the Trust or its affiliates provide services or is otherwise associated (“FT Services Entities”) that is generated or aggregated by State Street or its affiliates in connection with services performed on FT Services’ or the Trust’s behalf or otherwise prepared by State Street (“State Street Data,” together with Required Data and Third Party Data (as defined below), “Services-Related Data”). State Street’s obligations, responsibilities and liabilities with respect to any State Street Data used in connection with other services received by FT Services shall be as provided in such respective other agreements between State Street or its affiliates and FT Services relating to such other services (e.g., administration and/or custody services, etc.) from which State Street Data is derived or sourced (“Other FT Services Agreements”). Nothing in this Agreement or any service schedule(s) shall limit or modify State Street’s or its affiliates’ obligations to FT Services under the Other FT Services Agreements.

In connection with the provision of the Form N-PORT and Form N-CEN Support Services, and Quarterly Portfolio of Investments Services by State Street, FT Services acknowledges and agrees that it will be responsible for providing State Street with any information requested by State Street, including, but not limited to, the following:

(A) Arranging for the regular provision of all Required Data (including State Street Data, where applicable) and related information to State Street, in formats compatible with State Street-provided data templates including, without limitation, Required Data and the information and assumptions required by State Street in connection with the Trust or a

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Fund reporting profile and onboarding checklist, as it, or the information or assumptions required, may be revised at any time by State Street, in its discretion (collectively, the “Onboarding Checklist”) and such other forms and templates as may be used by State Street for such purposes from time to time, for all Funds on behalf of which services are provided under this Agreement, including but not limited to those to be reported on Form N-PORT and Form N-CEN (as determined by FT Services), including, without limitation, arranging for the provision of data from FT Services, its affiliates, third party trusts, prime brokers, custodians, and other relevant parties. If and to the extent that Required Data is already accessible to State Street (or any of its affiliates) in its capacity as administrator to the Trust or one or more Funds, State Street and FT Services will agree on the scope of the information to be extracted from State Street’s or any of its affiliate’s systems for purposes of State Street’s provision of Form N-PORT and Form N-CEN Support Services and Quarterly Portfolio of Investments Services, subject to the discretion of State Street, and State Street is hereby expressly authorized to use any such information as necessary in connection with providing the Form N-PORT and Form N-CEN Support Services and Quarterly Portfolio of Investments Services, hereunder; and

(B) Providing all required information and assumptions not otherwise included in Trust data and assumptions provided pursuant to Section 1(A) above, including but not limited to the Required Data, as may be required in order for State Street to provide the Services.

The following are examples of certain types of information that FT Services, for itself and on behalf of the Trust, is likely to be required to provide pursuant to Sections 1(A) and 1(B) above, and FT Services, for itself and on behalf of the Trust, hereby acknowledges and understands that the following categories of information are merely illustrative examples, are by no means an exhaustive list of all such required information, and are subject to change as a result of any amendments to Form N-PORT and Form N-CEN:

  SEC filing classification of the Trust (i.e., small or large filer);
  Identification of any data sourced from third parties;
  Identification of any securities reported as Miscellaneous; and
  Any Explanatory Notes included in N-PORT Section E.

     2. FT Services, for itself and on behalf of the Trust, acknowledges that it has provided to State Street all material assumptions used by FT Services or that are expected to be used by State Street in connection with the completion of Form N-PORT and Form N-CEN, and the provision of the Quarterly Portfolio of Investments Services, and that it has approved all material assumptions used by State Street in the provision of the Services prior to the first use of the Services. FT Services will also be responsible for promptly notifying State Street of any changes in any such material assumptions previously notified to State Street by FT Services or otherwise previously approved by FT Services in connection with State Street’s provision of the Services. FT Services acknowledges that the completion of Form N-PORT and Form N-CEN and the provision of the Quarterly Portfolio of Investments Services, and the data required thereby, requires the use of material assumptions in connection with many different categories of

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information and data, and the use and/or reporting thereof, including, but not limited to the following:

  Investment classification of positions;
  Assumptions necessary in converting data extracts;
  General operational and process assumptions used by State Street in performing the Services; and
  Assumptions specific to the Trust or the Funds.

FT Services, for itself and on behalf of the Trust, hereby acknowledges and understands that the foregoing categories of information that may involve the use of material assumptions are merely illustrative examples of certain subject matter areas in relation to which FT Services (and/or State Street on its behalf in connection with the Services) may rely on various material assumptions, and are by no means an exhaustive list of all such subject matter areas.

     3. FT Services, for itself and on behalf of the Trust, acknowledges and agrees on the following matters:

     (A) FT Services, for itself and on behalf of the Trust, has independently reviewed the Services (including, without limitation, the assumptions, market data, securities prices, securities valuations, tests and calculations used in the Services), and FT Services has determined that the Services are suitable for its and the Trust’s purposes. None of State Street or its affiliates, nor their respective officers, directors, employees, representatives, agents or service providers (collectively, including State Street, “State Street Parties”) make any express or implied warranties or representations with respect to the Services or otherwise.

     (B) FT Services assumes full responsibility for complying with all securities, tax, commodities and other laws, rules and regulations applicable to the Trust or the Funds. State Street is not providing, and the Services do not constitute, legal, tax, investment, or regulatory advice, or accounting or auditing services advice. Unless otherwise agreed to in writing by the parties to this Agreement, the Services are of general application and State Street is not providing any customization, guidance, or recommendations. Where FT Services uses Services to comply with any law, regulation, agreement, or other FT Services obligation, State Street makes no representation that any Service complies with such law, regulation, agreement, or other obligation, and State Street has no obligation of compliance with respect thereto.

     (C) FT Services or the Trust may use the Services and any reports, charts, graphs, data, analyses and other results generated by State Street in connection with the Services and provided by State Street to FT Services (“Materials”) (a) for the internal business purpose of FT Services or the Trust relating to the applicable Service or (b) for submission to the U.S. Securities and Exchange Commission, as required, of a Form N-PORT template and a Form N-CEN update, including any Portfolio of Investments, if applicable. FT Services or the Trust may also redistribute the Materials, or an excerpted portion thereof, to its investment managers,

Information Classification: Limited Access

investment advisers, agents, clients, investors or participants, as applicable, that have a reasonable interest in the Materials in connection with their relationship with the Trust (each a “Permitted Person”); provided, however, (i) neither FT Services nor the Trust may charge a fee, profit, or otherwise benefit from the redistribution of Materials to Permitted Persons, (ii) data provided by third party sources such as but not limited to market or index data (“Third Party Data”) contained in the Materials may not be redistributed other than Third Party Data that is embedded in the calculations presented in the Materials and not otherwise identifiable as Third Party Data, except to the extent FT Services has separate license rights with respect to the use of such Third Party Data, or (iii) neither FT Services nor the Trust may use the Services or Materials in any way to compete or enable any third party to compete with State Street. No Permitted Person shall have any further rights of use or redistribution with respect to, or any ownership rights in, the Materials or any excerpted portion thereof.

     Except as expressly provided in this Section 3(C), FT Services, the Trust, any of their affiliates, or any of their respective officers, directors, employees, investment managers, investment advisers, agents or any other third party, including any client of, or investor or participant in the Trust or a Fund or any Permitted Persons (collectively, including FT Services, “FT Services Parties”), may not directly or indirectly, sell, rent, lease, license or sublicense, transmit, transfer, distribute or redistribute, disclose display, or provide, or otherwise make available or permit access to, all or any part of the Services or the Materials (including any State Street Data or Third Party Data contained therein), except with respect to Third Party Data to the extent FT Services has separate license rights with respect to the use of such Third Party Data. Without limitation, FT Services Parties shall not themselves nor permit any other person to in whole or in part (i) modify, enhance, create derivative works, reverse engineer, decompile, decompose or disassemble the Services or the Materials; (ii) make copies of the Services, the Materials or portions thereof; (iii) secure any source code used in the Services, or attempt to use any portions of the Services in any form other than machine readable object code; (iv) commercially exploit or otherwise use the Services or the Materials for the benefit of any third party in a service bureau or software-as-a-service environment (or similar structure), or otherwise use the Services or the Materials to perform services for any third party, including for, to, or with consultants and independent contractors; or (v) attempt any of the foregoing or otherwise use the Services or the Materials for any purpose other than as expressly authorized under this Agreement.

     (D) FT Services shall limit the access and use of the Services and the Materials by any FT Services Parties to a need-to-know basis and, in connection with its obligations under this Agreement, FT Services shall be responsible and liable for all acts and omissions of any FT Services Parties.

     (E) The Services, the Materials and all confidential information of State Street (as confidential information is defined in the Agreement and other than Third Party Data and Required Data), are the sole property of State Street. Neither FT Services nor the Trust has any rights or interests with respect to all or any part of the Services, the Materials or State Street’s confidential information, other than its use and redistribution rights expressly set forth in Section 3(C) herein. FT Services, for itself and on behalf of the Trust, automatically and irrevocably

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assigns to State Street any right, title or interest that it or the Trust has, or may be deemed to have, in the Services, the Materials or State Street’s confidential information, including, for the avoidance of doubt and without limitation, any FT Services Party feedback, ideas, concepts, comments, suggestions, techniques or know-how shared with State Street (collectively, “Feedback”) and State Street Parties shall be entitled to incorporate any Feedback in the Services or the Materials or to otherwise use such Feedback for its own commercial benefit without obligation to compensate FT Services or the Trust.

     (F) State Street may rely on Services-Related Data used in connection with the Services without independent verification. Services-Related Data used in the Services may not be available or may contain errors, and the Services may not be complete or accurate as a result.

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ANNEX 1

FRANKLIN TEMPLETON ETF TRUST

Further to the Amendment, dated December 29, 2017, to the Subcontract for Administration and Fund Accounting Services, dated as of April 18, 2016, between Franklin Templeton Services, LLC ( “FT Services”) and State Street Bank and Trust Company ( “State Street”), FT Services and State Street mutually agree to update this Annex 1 by adding/removing Funds as applicable:

Form N-PORT Services
and Quarterly Portfolio of Investments Services	Service Type

FRANKLIN TEMPLETON ETF TRUST	Standard N-PORT and
N-CEN Reporting
Solution (Data and
Filing)

Franklin Liberty U.S. Low Volatility ETF
Franklin Liberty Investment Grade Corporate ETF
Franklin Liberty International Opportunities ETF
Franklin Liberty Intermediate Municipal Opportunities ETF
Franklin Liberty Municipal Bond ETF
Franklin LibertyQ International Equity Hedged ETF
Franklin LibertyQ Emerging Markets ETF
Franklin LibertyQ Global Dividend ETF
Franklin LibertyQ Global Equity ETF
Franklin LibertyQ U.S. Small Cap Equity ETF
Franklin LibertyQ U.S. Mid Cap Equity ETF
Franklin LibertyQ U.S. Equity ETF
Franklin FTSE Asia ex Japan ETF
Franklin FTSE Australia ETF
Franklin FTSE Brazil ETF
Franklin FTSE Canada ETF
Franklin FTSE China ETF
Franklin FTSE Europe ETF
Franklin FTSE Europe Hedged ETF
Franklin FTSE France ETF
Franklin FTSE Germany ETF
Franklin FTSE Hong Kong ETF
Franklin FTSE India ETF
Franklin FTSE Italy ETF
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Franklin FTSE Japan ETF
Franklin FTSE Japan Hedged ETF
Franklin FTSE Mexico ETF
Franklin FTSE Russia ETF
Franklin FTSE South Korea ETF
Franklin FTSE Switzerland ETF
Franklin FTSE Taiwan ETF
Franklin FTSE United Kingdom ETF

Form N-CEN Services

FRANKLIN TEMPLETON ETF TRUST

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